EXHIBIT 10.9

[GRAPHIC APPEARS HERE]	MICEL Consultants to the Emerging New Markets	MICEL Pty Ltd ABN 59096008963 25 Reynolds Cres Beacon Hill NSW 2100 Phone : 0411 036609 e-mail : emersonmf3@optushome.com.au

Mr. Martin Wotton,

visionGATEWAY Inc.,

c/- Suite 205,

4420 Hotel Circle Court,

San Diego, CA 92108-3411

USA

Dear Martin

Agent arrangement between visionGATEWAY Inc (VGI) and MICEL

I refer to our letter dated March 27, 2002 regarding the provision of services by MICEL to visionGATEWAY and your acceptance of these services in your letter dated April 2, 2002.

As outlined in your letter, remuneration was to include performance-based incentives including commissions. As major strategic global partnerships for VGI have come from and will continue to come from personal referrals by MICEL and its associates, it is appropriate to put an agent referral arrangement in place as an incentive for accelerating VGI global sales. These commission arrangements to contracted staff are already budgeted for in VGI’s financial forecasts and accounts.

This letter sets out the agent agreement and commission structure between VGI and MICEL.

In this Agreement, the party who is contracting to receive services is visionGATEWAY Inc (“VGI”), and the party who will be providing the services is “MICEL”. MICEL has experience and relationships with potential channel partners that sell or distribute high-tech products to end customers and is willing to provide services to VGI based on this background. VGI desires to have services provided by MICEL.

Services to be provided

Currently, VGI provides one product to the market, INTERScepter, an internet resource management tool. The number of products in this agreement will change as VGI begins to provide other products or services to the market in the future. This agreement will exist for all countries in which the products and services are sold.

This agreement will be effective from June 1, 2002, whereby MICEL will continue to provide services to facilitate the signing up of channel partners, referring, assisting, facilitating and/or execution of sales of product represented by VGI; and facilitating partner agreements between VGI and channel partners who sell VGI’s product and services.

Examples of channel partners that MICEL has or will sign up are AMP5 in the United States and The Milestone Group in Europe.

[GRAPHIC APPEARS HERE]	MICEL - Consultants to the Emerging New Markets

Commission payments

VGI will make commission payments to MICEL in all regions where VGI or its agents operate. A commission rate of 3 per cent will be paid on any initial and ongoing net sales value to VGI for any product or service provided by VGI, and normally sold through a signed up channel partner or distributor.

Payment process

For the purposes of this agreement, the commission rate VGI pays MICEL is calculated on the contractual rate (sales amount) established between any customer(s) and channel partner for sales of product(s) provided by VGI less the standard commission paid by VGI to that channel partner. The following payment terms apply:

a.	Payment Schedule. The commission payments shall be payable no later than 5 business days after each calendar month based on VGI’s receipt of liquid funds from the customer or channel partner during that month. Payment will be made to the bank account that MICEL nominates and will either be in the currency of the country where the sale has taken place or in Australian dollars.
b.	Accounting. VGI shall maintain records in sufficient detail for purposes of determining the amount of the commission. VGI shall provide to MICEL a written accounting that sets forth the manner in which the commission payment was calculated for each payment made to MICEL.
c.	Right to Inspect. MICEL, or MICEL’s agent, shall have the right to inspect VGI’s records for the limited purpose of verifying the calculation of the commission payments, subject to such restrictions as MICEL may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by VGI.
d.	Non-payment. VGI shall have no obligation to pay commissions in the event customer fails to pay, or in the event that customer fails to pay VGI commissions, fees, discounts or rebates.

Products

Currently, only one product, INTERScepter, an internet management software tool is provided for sale by VGI. The number of products offered for sale by VGI may change from time to time and VGI shall not be obligated to pay commissions on products that may no longer be represented by VGI.

[GRAPHIC APPEARS HERE]	MICEL - Consultants to the Emerging New Markets

Duration of agreement

This agreement shall be in force for seven years from June 1, 2002 unless both parties provide written notice to terminate this agreement.

Martin, please sign this document below to acknowledge VGI’s commitment to this agreement. I look forward to successful business development and sales results.

Regards,

Michael Emerson

Director

VGI commits to this agreement per

Martin Wotton

Executive Chairman, VGI